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                                   EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

LoJack de Mexico, S. de R.L. de CV, a Mexican Limited Liability Company

LoJack do Brasil LTDA, a Brazilian Limitada

LoJack International Corporation, a Delaware Corporation

LoJack Global LLC, a Delaware Limited Liability Corporation

LoJack Operating Company, L.P., a Delaware Limited Partnership

Vehicle Recovery Systems Company, a Canadian Corporation